Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of December 31, 2005 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 are based on historical financial statements of PMC-Sierra, Inc. and the Combined Statements of Assets Sold and Liabilities Transferred as of October 31, 2005, and Combined Statements of Revenues and Operating Expenses of the Storage Semiconductor Business for the year ended October 31, 2005, after giving effect to PMC’s acquisition of the Storage Semiconductor Business using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements as if such acquisition had occurred as of December 31, 2005 for pro forma balance sheet purposes and as of the first day of fiscal 2005 for pro forma statement of operations purposes.

The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated preliminary purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the purchase price based on various preliminary estimates of fair value. PMC is in the process of obtaining third party valuations of the intangible assets; thus, the allocation of the purchase price is subject to refinement. Final purchase price adjustments may vary materially from the pro forma adjustments presented herein.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and do not include the realization of cost savings from operating efficiencies, revenue synergies or other costs expected to result from the acquisition. The unaudited pro forma condensed combined financial statements are therefore not necessarily indicative of the condensed consolidated financial position or results of operation in future periods that would actually have been realized had PMC and the Storage Semiconductor Business been a combined company during the specified period.

The pro forma adjustments are based on preliminary information available at the time of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with PMC’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2005 and the Combined Statements of Assets Sold and Liabilities Transferred and Combined Statements of Revenues and Operating Expenses of the Storage Semiconductor Business historical financial statements as of and for the year ended October 31, 2005, which are included as Exhibit 99.1 to this Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As at December 31, 2005

(in thousands)

	Historical PMC	Historical Storage Semiconductor Business	Pro Forma Adjustments (Note 2)		Pro Forma Combined
ASSETS:
Current assets:
Cash and short-term investments	$627,476	$—	$(424,505	)(a)	$202,971
Accounts receivable, net	31,799	—	—		31,799
Inventories, net	14,046	4,656	5,061	(b)	23,763
Prepaid expenses and other current assets	13,630	—	—		13,630

Total current assets	686,951	4,656	(419,444)		272,163

Other investments and assets	16,390	—	—		16,390
Property and equipment, net	10,981	5,876	1,192	(b)	18,049
Goodwill	7,907	—	238,107	(c)	246,014
Intangible assets, net	5,575	—	165,000	(d)	170,575
Deposits for wafer fabrication capacity	5,145	—	—		5,145

	$732,949	$10,532	$(15,145)		$728,336

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$21,507	$—	$—		$21,507
Accrued liabilities	40,619	2,051	8,236	(e)	50,906
Income taxes payable	33,087	—	—		33,087
Accrued restructuring costs	15,233	—	—		15,233
Deferred income	11,004	—	—		11,004

Total current liabilities	121,450	2,051	8,236		131,737

2.25% Senior convertible notes due October 15, 2025	225,000	—	—		225,000
Deferred taxes and other tax liabilities	29,090	—	—		29,090

PMC special shares convertible into 2,459 shares of common stock	3,362	—	—		3,362

Stockholders’ equity
Capital stock and additional paid in capital	919,055	—	—		919,055
Accumulated other comprehensive income	1,723	—	—		1,723
Accumulated deficit	(566,731)	—	(14,900	)(f)	(581,631)

Total stockholders’ equity	354,047	—	(14,900)		339,147

	$732,949	$2,051	$(6,664)		$728,336

See Notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2005

(in thousands, except for per share amounts)

	Historical PMC	Historical Storage Semiconductor Business	Pro Forma Adjustments (Note 2)		Pro Forma Combined
Net revenues	$291,411	$111,822	$—		$403,233

Cost of revenues	80,963	39,483	217	(g)	120,663

Gross profit	210,448	72,339	(217)		282,570

Other costs and expenses:
Research and development	118,720	38,640	180	(g)	157,540
Selling, general and administrative	56,063	21,953	—		78,016
Amortization of deferred stock compensation	215	—	—		215
Amortization of acquired intangible assets	—	—	18,838	(d)	18,838
Restructuring costs and other charges	13,833	—	—		13,833

Income (loss) from operations	21,617	11,746	(19,235)		14,128

Other income (expense):
Interest income, net	12,106	—	(6,512	)(a)	5,594
Foreign exchange loss	(3,259)	—	—		(3,259)
Amortization of debt issue costs and loss on extinguishment of debt	(1,809)	—	—		(1,809)
Gain on sale of investments	1,439	—	—		1,439

Income before provision for income taxes	30,094	11,746	(25,747)		16,093

Provision for income taxes	(2,108)	—	—		(2,108)

Net income	$27,986	$11,746	$(25,747)		$13,985

Net income per common share - basic	$0.15				$0.08

Net income per common share - diluted	$0.15				$0.07

Shares used in per share calculation - basic	184,098				184,098
Shares used in per share calculation - diluted	189,132				189,132

See Notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. Description of Transaction and Basis of Presentation. On February 28, 2006, the Company completed the acquisition of the former storage semiconductor business (the “Storage Semiconductor Business”) of Agilent Technologies, Inc. pursuant to the terms of the Purchase and Sale Agreement dated October 28, 2005 between PMC and Avago Technologies Pte. Limited (“Avago”). The Storage Semiconductor Business was part of Agilent’s Semiconductor Products Group, which Avago, an entity created by Kohlberg Kravis Roberts & Co. and Silver Lake Partners, acquired in December 2005. Under the terms of the Purchase Agreement, Palau Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of PMC purchased the Storage Semiconductor Business for $424.5 million in cash, and estimated purchase costs of $5.2 million. The final purchase price is subject to an inventory adjustment. PMC is in the process of obtaining third party valuations of the intangible assets; thus, the allocation of the purchase price is subject to refinement. The preliminary purchase price is:

(in thousands)
Cash	$424,505
Acquisition related transaction costs	5,200

Total preliminary purchase price	$429,705

Acquisition related transaction costs include PMC’s estimate of investment banking fees, legal and accounting fees and other external costs directly related to the merger.

Net assets acquired consist of the following:

(in thousands)
Inventories, net	$9,717
Property and equipment	7,068
Intangible assets	165,000
In-process research and development	14,900
Goodwill	238,107

Total assets acquired	434,792
Current liabilities	(5,087)

Net assets acquired	$429,705

The amount allocated to identified intangible assets consists of the following:

(in thousands)	Estimated fair value	Estimated average remaining useful life
Core technology	$113,400	8 years
Customer relationships	44,700	10 years
Trademarks	3,600	indefinite
Backlog	3,300	six months
In-process research and development	14,900	N/A

Total intangible assets	$179,900

The amount allocated to in-process research and development represents an estimate of the fair value of research projects that have not reached technological feasibility and have no alternative future use. The valuation was determined using a discounted cash flows technique. The estimated fair value of in-process research and development was expensed immediately following the consummation of the acquisition.

Goodwill represents the excess of the purchase price over the fair values of the net tangible and intangible assets acquired. In accordance with SFAS No. 142, Goodwill and other Intangible Assets, goodwill will not be amortized but will instead be tested for impairment annually or more frequently if certain indicators are present.

NOTE 2. Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements have been prepared as if the acquisition had occurred as of December 31, 2005 for pro forma balance sheet purposes, and as of the first day of fiscal 2005 for pro forma statement of operations purposes, and reflect the following adjustments:

(a)	To record the cash payment of $424.5 million related to the acquisition and the resulting decrease in interest income for the period.

(b)	To record the fair value adjustments relating to inventory and property and equipment.

(c)	To record the preliminary value of goodwill of $238.1 million (see Note 1).

(d)	To record the fair value of identifiable intangible assets acquired (see Note 1) and the resulting amortization thereof.

(e)	To record the estimated direct acquisition costs and liabilities associated with the acquisition.

(f)	To record the fair value of the in-process research and development. This expense has not been reflected in the unaudited pro forma condensed combined statement of operations because it is a cost directly attributable to the transaction and will not have a continuing impact on the combined results of operations.

(g)	To record amortization of the fair value adjustment to property and equipment.

NOTE 3. Fiscal year

PMC-Sierra, Inc. has a fiscal year end of December 31, 2005 whereas the Storage Semiconductor Business has an October 31, 2005 fiscal year end. For the purpose of the pro forma unaudited condensed combined financial statements, the Storage Semiconductor Business is presented as having the same ending period as PMC.